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EXHIBIT 21

Subsidiaries of The Registrant

        The following is a listing of Subsidiaries of the Registrant including the name under which they do business and their jurisdictions of incorporation. Certain subsidiaries are not listed since, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary as of December 31, 2003.

Company Name	Jurisdiction of Incorporation
Mojave Foods Corporation	Maryland
McCormick de Centro America, S.A. de C.V.	El Salvador
McCormick Europe, Ltd.	United Kingdom
McCormick International Holdings Ltd.	United Kingdom
McCormick France S.A.S.	France
Ducros S.A.S.	France
Dessert Products International S.A.S.	France
McCormick (U.K.) Ltd.	Scotland
McCormick South Africa (Proprietary) Limited	South Africa
McCormick Foods Australia Pty. Ltd.	Australia
McCormick (Guangzhou) Food Company Limited	People's Republic of China
Shanghai McCormick Foods Company Limited	People's Republic of China
McCormick Ingredients Southeast Asia Private Limited	Republic of Singapore
McCormick Pesa, S.A. de C.V.	Mexico
La Cie McCormick Canada Co.	Province of Nova Scotia, Canada
McCormick Delaware, Inc.	Delaware
McCormick Global Ingredients Limited	Cayman
McCormick Cyprus Limited	Cyprus
McCormick Hungary Group Financing Limited	Hungary
Zatarain's Brands, Inc.	Louisiana
Uniqsauces	United Kingdom

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  EXHIBIT 21
Subsidiaries of The Registrant